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              Consent of Independent Certified Public Accountants


The Board of Directors and Stockholders
Impacto Internacional de Montes de Oca, S.A.
Centro Medico Los Angeles, CENTRACAN, S.A.
Centro de Biopsia Esterotaxica y Mamografia, S.A.


We consent to the use of our report dated November 27, 1998, included herein, with respect to the combined financial statements of Impacto Internacional de Montes de Oca, S.A., Centro Medico Los Angeles, CENTRACAN, S.A. and Centro de Biopsia Esterotaxica y Mamografia, S.A., as of March 30, 1998 and September 30, 1997 and 1996 and the related combined statements of operations, stockholders' equity and cash flows for the period from October 1, 1997 to March 30, 1998 and for each of the years in the two-year period ended September 30, 1997 and to the reference to our Firm under the heading "Experts" in the Prospectus.

Our report dated November 27, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                           /s/ KPMG Peat Marwick
                                           ---------------------

San Jose, Costa Rica
February 5, 1999